Exhibit 10.16

Armored AutoGroup Parent Inc.
2010 Equity Incentive Plan

AMENDED AND RESTATED NONQUALIFIED STOCK OPTION AWARD AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (the “Award Agreement”) is dated as of [DATE] and was initially effective as of [GRANT DATE] (the “Date of Grant”), between Armored AutoGroup Parent Inc. (f/k/a Viking Parent, Inc.), a Delaware corporation (the “Company”), and [NAME] (the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the Viking Parent Inc. 2010 Equity Incentive Plan (as amended, the “Plan”), which Plan is incorporated herein by reference and made a part of this Award Agreement.  Capitalized terms not otherwise defined herein (including in Section 10) shall have the same meanings as in the Plan;

WHEREAS, the Company previously granted certain Options to the Participant pursuant to a Nonqualified Stock Option Award Agreement, effective as of the Date of Grant (the “Original Award Agreement”) and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to modify certain of the vesting terms with respect to the option previously granted pursuant to the Original Award Agreement, and to reflect such modified vesting conditions in this Amended and Restated Award Agreement.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                      Grant of the Option.  The Company hereby grants to the Participant, effective as of the Date of Grant, the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of [•] Shares, subject to adjustment as set forth in the Plan.  [X](1) of the Shares subject to the Option are vested as of the date hereof.  [Y] of the Shares subject to the Option shall vest based upon the passage of time as set forth herein (the “Time Award”), and one-half (1/2) of the Shares subject to the Option (i.e.,              Shares) shall vest based upon achievement of specified performance goals as set forth herein (the “Performance Award”).  The Option is intended to be a nonqualified stock option.

2.                                      Option Price.  The purchase price of the Shares subject to the Option shall be $[        ] per Share (the “Option Price”), subject to adjustment as set forth in the Plan.

3.                                      Vesting.  Subject to the Participant’s continued Service on each vesting date:

(a)                                 Time Award.  The Time Award shall vest in equal installments on each of the first, second, third, fourth and fifth anniversaries of [INSERT THE DATE OF THIS AMENDMENT], such that twenty percent (20%) of the Shares subject to such Time Award shall vest on each such anniversary.

(1)                                 NTD: [X] is intended to be the number of Time Options that had previously vested under the Original Award Agreement.  [Y] is intended to be 50% of the total number of options, minus [X].

(b)                                 Performance Award.  The Performance Award shall vest as set forth below:

(i)                                     The Performance Award shall vest in equal annual twenty percent (20%) installments (each, a “Tranche”) on each Determination Date (as defined below) for each of the fiscal years ending on December 31 of  [2014, 2015, 2016, 2017 and 2018] (each, a “Fiscal Year”), subject to: (i) the Participant’s continued Service on each Determination Date, and (ii) the achievement of the annual Group EBITDA targets specified in Schedule B hereto, as determined by the Board in its reasonable discretion.  With respect to each applicable Fiscal Year, “Determination Date” shall mean the date on which the Board determines the level at which the applicable Group EBITDA for such year has been attained, which date shall be no later than fifteen (15) days following the date on which the Company’s audited financial statements with respect to such Fiscal Year are delivered to the Board, and, promptly after such determination, the Company shall notify the Participant of the amount of the Group EBITDA for such Fiscal Year and the portion of the Performance Award that vests pursuant to this Section 3(b).

(1)                                 Vesting.  With respect to any applicable Fiscal Year of the Company, 100% of the Tranche eligible to vest with respect to such Fiscal Year shall vest if the Group EBITDA with respect to such Fiscal Year is equal to, or greater than, the Target Amount applicable to such Fiscal Year, as set forth on Schedule B.  With respect to any applicable Fiscal Year of the Company, 0% of the Tranche eligible to vest with respect to such Fiscal Year shall vest if the Group EBITDA with respect to such Fiscal Year is less than the Floor Amount applicable to such Fiscal Year as set forth in Schedule B.  In the event that the Group EBITDA for Fiscal Years [2015, 2016, 2017 and 2018] is at least the Floor Amount, then the portion of such Tranche eligible to vest with respect to such Fiscal Year that becomes vested shall be determined based on the following formula: (i) 100% of the amount of the Tranche eligible to vest in such Fiscal Year, multiplied (ii) by a fraction, (x) the numerator of which is the actual Group EBITDA for such Fiscal Year minus the Floor Amount applicable to such Fiscal Year as set forth on Schedule B, and (y) the denominator of which is Target Amount applicable to such Fiscal Year as set forth on Schedule B minus the Floor Amount applicable to such Fiscal Year as set forth on Schedule B; provided that such percentage shall not exceed 100%.  For the 2014 Fiscal Year, 100% of the Tranche eligible to vest with respect such Fiscal Year shall vest in the event that the Group EBITDA for the 2014 Fiscal Year is at least the Floor Amount.

(2)                                 Carry Back and Carry Forward.  With respect to the Performance Award granted pursuant to this Agreement, if the Group EBITDA for the Fiscal Year ending December 31, 2014, 2015, 2016, 2017 or 2018 (determined before the application of this Section 3(b)(i)(2) (each a “Current Year”) exceeds the Target Amount for such Current Year as set forth on Schedule B (the amount of such excess, an “Excess Amount”): (x) the Group EBITDA for the prior Fiscal Year (“Prior Year”) shall be recalculated to be an amount equal to the sum of the Group EBITDA for such Prior Year plus the Excess Amount (a “Carry Back”); or (y) the Group EBITDA for the following Fiscal Year (“Next Year”) shall be recalculated to be an amount equal to the sum of the Group EBITDA for such Next Year plus the Excess Amount (a “Carry Forward”).  Any Excess Amount shall first be applied to a Carry Back, and then, any remaining Excess Amount may be applied to a Carry Forward; provided, that there shall be no Carry Forward for 2019 for performance in respect of 2018.  For the avoidance of doubt, in no event will more than 100% of the Tranche eligible to vest with respect to such Fiscal Year become vested after taking into account any applicable Carry Back or Carry Forward.

(ii)                                  In no event shall the Participant be eligible to receive more than one hundred percent (100%) of the Performance Award.

(c)                                  Accelerated Vesting.  In connection with a Change of Control, subject to the Participant’s continued Service through the date of the Change of Control (or if the Participant’s Service

is involuntarily terminated without Cause or is voluntarily terminated with Good Reason in either case within sixty (60) days before a Change of Control):

(i)                                     the entire unvested portion of the Time Award shall vest (it being understood that in no event shall the Participant be eligible to receive more than one-hundred percent (100%) of the Time Award); and

(ii)                                  the entire unvested portion of the Performance Award, including, for the avoidance of doubt, any Performance Award for any Prior Year that has not vested pursuant to the annual Group EBITDA targets specified in Schedule B, shall vest (it being understood that in no event shall the Participant be eligible to receive more than one-hundred percent (100%) of the Performance Award) if, and only if, the applicable Return of Capital Target as set forth in Schedule C is achieved; and upon the occurrence of a Change of Control in which the applicable Return of Capital Target set forth in Schedule C is not achieved, all such unvested Performance Award options shall be cancelled by the Company without consideration and shall be deemed terminated and forfeited without consideration in all respects, or as otherwise determined by the Board.

(d)                                 Vested Portion.  At any time, the portion of the Option which has become vested as described in this Section 3 or that was already vested as of the date hereof is hereinafter referred to as the “Vested Portion”.  The Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a).

(e)                                  Termination of Service.  If the Participant’s Service is terminated for any reason, the Option shall, to the extent not then vested, be cancelled by the Company without consideration and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 4(a), and shall thereafter be deemed terminated and forfeited without consideration in all respects.

4.                                      Exercise of Option.

(a)                                 Period of Exercise.  Subject to the provisions of the Plan and this Award Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i)                                     the tenth (10th) anniversary of the Date of Grant;

(ii)                                  the date that is sixty (60) days following termination of the Participant’s Service for any reason other than death, Permanent Disability or Cause;

(iii)                               the date that is one hundred eighty (180) days following termination of the Participant’s Service due to Permanent Disability;

(iv)                              the date that is one (1) year following termination of the Participant’s Service due to death; and

(v)                                 the date of termination of the Participant’s Service by the Company for Cause.

(b)                                 Method of Exercise.

(i)                                     Subject to Section 4(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only.  Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price and taxes required to be withheld.  In the event the Option is being exercised by the Participant’s representative, the notice shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option.  Notwithstanding anything to the contrary in the Plan, the payment of the Option Price may be made at the election of the Participant (A) in cash or its equivalent (e.g., by cashiers or certified check), or (B) following an Initial Public Offering, and subject to any other requirement or restriction in this Award Agreement or the Stockholders Agreement, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased.  The Committee may prescribe or permit, in its sole discretion, any other method of payment that it determines to be consistent with applicable law.  Neither the Participant nor the Participant’s representative shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii)                                  Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, the Option may not be exercised prior to (A) the Participant’s execution of a joinder to the Stockholders Agreement and such other agreement as the Committee may request, in each case in form and substance satisfactory to the Committee, (B) the Participant making or entering into any such written representations, warranties and agreements as the Committee may request in order to comply with applicable securities laws, with this Award Agreement or otherwise, and (C) the completion of any registration or qualification of the Option or the Shares under applicable securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii)                               Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares.  However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv)                              In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable during the period set forth in Section 4(a) by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Award Agreement shall pass by will or by the laws of descent and distribution as the case may be.  Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v)                                 The Participant understands that the Stockholders Agreement contains significant restrictions on the transfer of the Shares purchased upon exercise of the Option and contains repurchase rights for such Shares in favor of the Company or its designee upon the Participant’s termination of Service.

5.                                      No Right to Continued Service.  The granting of the Option evidenced by this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the

Participant and shall not lessen or affect any right that the Company or any of its Affiliates may have to terminate the Service of the Participant.

6.                                      Securities Laws/Legend on Certificates.  The issuance and delivery of Shares shall comply with all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.  The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares under the Plan or Awards, and accordingly any certificates for Shares or documents granting Awards may have an appropriate legend or statement of applicable restrictions endorsed thereon.  If the Company deems it necessary to ensure that the issuance of securities under the Plan is not required to be registered under any applicable securities laws, each Participant by or to whom such security would be purchased or issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company reasonably requires.

7.                                      Transferability.  The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee or the Board shall have been furnished with written notice thereof and a copy of such evidence as the Committee or the Board may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.  During the Participant’s lifetime, the Option is exercisable only by the Participant.

8.                                      Adjustment of Option.  Any adjustments to the Option (or any of the Shares underlying the Option) shall be made in accordance with the terms of the Plan.

9.                                      Non-Competition and Confidentiality.  In consideration of the Option granted herein, the Participant agrees to be bound by the non-competition and confidentiality provisions set forth on Schedule A, which is incorporated herein and made a part hereof.

10.                               Definitions.  For purposes of this Award Agreement:

“Avista Investors” means Avista Capital Partners II, L.P., Avista Capital Partners (Offshore) II, L.P. and Avista Capital Partners (Offshore) II-A, L.P., or any of their Permitted Transferees (as defined in the Stockholders’ Agreement).

“Change of Control” has the meaning ascribed to such term in the Stockholders’ Agreement.

“Closing Date” means the date of consummation of the transactions contemplated by the Stock Purchase Agreement (the “Stock Purchase Agreement”) by and among Armored Auto Group Inc., AAG IDQ Acquisition Corporation, IDQ Acquisition Corp., the stockholders of IDQ Acquisition Corp. and, solely in its capacity as the stockholder representative thereunder, KI-IDQ 2012 Holdings, LLC, dated as of March 17, 2014, as amended and restated from time to time.

“Cumulative Cash Proceeds” means, without duplication: (i) cumulative cash proceeds actually received by the Avista Investors as consideration for the sale or other disposition of their Shares, including cash proceeds actually received by the Avista Investors in connection with a sale of Shares in an Initial Public Offering (net of unreimbursed Sales Costs), (ii) cumulative cash proceeds actually received by the Avista Investors as cash dividends with respect to such Shares, (iii) securities issued to the Avista Investors in connection with a Change of Control, which shall be deemed sold, as of the time of the closing or effective time of such Change of Control transaction, for cash by the Avista Investors for an amount per security equal to the value ascribed to such securities pursuant to and in connection with the definitive acquisition agreement or other transaction agreement effecting such Change of Control as of the time of the closing or effective time of such Change of Control transaction (net of unreimbursed Sales Costs); provided, that, after a deemed sale described in clause (iii) above, such securities shall no longer be taken into account in the determination of Cumulative Cash Proceeds, and (iv) any advisory, management, monitoring, transaction or other fees received by any Avista Investor or any of their Affiliates from the Company or any of its subsidiaries only to the extent they exceed, in the aggregate, $1,000,000 per annum, but determined by excluding the following: (a) any commitment or similar fees charged for any additional investment (as debt or equity) by the Avista Investors in the Company or any of its subsidiaries, or (b) any customary increases in Avista Investors’ annual monitoring, advisory, management or similar fee (currently paid pursuant to Section 2(b) of the Monitoring Agreement (as defined below)).

“EBITDA” means, with respect to a business or entity for a particular period, the sum of: (i) net income (or loss) of such business or entity for such period; plus (ii) all interest expense of such business or entity (net of interest income) for such period deducted in calculating such net income (loss); plus (iii) all income or other taxes of such business or entity for such period deducted in calculating such net income (loss); plus (iv) all depreciation expenses of such business or entity for such period deducted in calculating such net income (loss); plus (v) all amortization expenses of such business or entity for such period deducted in calculating such net income (loss); plus (vi) all monitoring fees and other fees, expenses and amounts paid by the Company or any of its subsidiaries pursuant to the Management Agreement, dated as of December 27, 2012, as amended by the First Amendment to Management Agreement, dated as of March 17, 2014, by and between Kinderhook Industries III, L.P. and IDQ Holdings, Inc., and the Advisory Services and Monitoring Agreement, dated as of November 5, 2010, by and between Armored Auto Group Inc. and Avista Capital Holdings, L.P. (the “Monitoring Agreement”); plus (vii) non-recurring expenses for executive severance, relocation, recruiting and one-time compensation; plus (viii) the aggregate amount of all other non-cash charges or losses reducing net income including stock-based compensation expense, if any; plus (ix) all extraordinary losses; plus (x) all expenses in connection with the acquisition by the Company, directly or indirectly through its subsidiaries of AAG IDQ Acquisition Corp.; less (xi) all extraordinary gains; in each case, determined in accordance with generally accepted accounting principles in the United States of America, consistently applied, and as approved by the Board in good faith.

“Group EBITDA” for a Fiscal Year means EBITDA of the Company and its subsidiaries calculated on a consolidated basis for such Fiscal Year and shall (for the avoidance of doubt) reflect a reduction for all management and employment cash bonuses payable with respect to such Fiscal Year.

“Initial Investment” means $[•].  In the event of any additional equity investments in the Company or any of its subsidiaries made by any Avista Investors or any affiliated investment vehicles of the Avista Investors following the Closing Date and prior to the consummation of a Change of Control, the parties shall negotiate in good faith to make any applicable changes to this Agreement.

“Sales Costs” means any reasonable out-of-pocket costs or expenses (including legal or other advisor costs), fees (including investment banking fees), commissions or discounts payable directly by the Avista Investors or any of their affiliates (and not indirectly by the Company) to any unaffiliated third parties in connection with, arising out of or relating to any sale or other disposition of their Shares (including in connection with the negotiation, preparation and execution of any transaction documentation with respect to such sale or other disposition).

“Stockholders’ Agreement” means the Amended and Restated Stockholders’ Agreement dated as of March 17, 2014 (as the same shall be amended, supplemented or modified from time to time) among (i) Armored Auto Group Parent Inc., a Delaware corporation, (ii) Avista Capital Partners II, L.P., Avista Capital Partners (Offshore) II, L.P., Avista Capital Partners (Offshore) II-A, L.P., Charger Co Invest LLC, and (iii) certain other persons party thereto

11.                               Notices. Any notification required by the terms of this Award Agreement shall be given in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission or other electronic transmission.  A notice to the Company shall be addressed to the Company and delivered to its principal executive office.  A notice to the Participant shall be delivered to the address, fax number or e-mail address that he or she most recently provided to the Company, or at such other address, fax number or e-mail address that he or she may hereafter specify. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m., New York, New York time, in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.  Any notice, request or other written communication sent by facsimile transmission or electronic transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one business day, or by personal delivery, whether by courier or otherwise, made within two business days after the date of such facsimile transmissions; provided that such confirmation mailing or delivery shall not affect the date of receipt, which will be the date that the facsimile successfully transmitted the notice, request or other communication.

12.                               Entire Agreement.  This Award Agreement (as amended and restated and including any schedules attached hereto) and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.  They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

13.                               Waiver.  No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

14.                               Successors and Assigns.  The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Award Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

15.                               Choice of Law; Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS.

SUBJECT TO THE TERMS OF THIS AGREEMENT, THE PARTIES AGREE THAT ANY AND ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT SHALL BE LITIGATED IN THE FEDERAL OR STATE COURTS IN DELAWARE.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR ITSELF, HIMSELF, OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION.  EACH PARTY AGREES THAT VENUE WOULD BE PROPER IN ANY OF SUCH COURTS, AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH COURT IS AN

IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

16.                               Option Subject to Plan.  By entering into this Award Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan.  The Option is subject to the Plan.  The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17.                               Amendment.  The Committee may amend or alter this Award Agreement and the Option granted hereunder at any time; provided that, subject to Articles 7, 8, and 9 of the Plan, no such amendment or alteration shall be made without the consent of the Participant if such action would materially diminish any of the rights of the Participant under this Award Agreement or with respect to the Option.

18.                               Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

19.                               Signature in Counterparts.     This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

*                                                                                         *                                                                                         *

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

ARMORED AUTOGROUP PARENT INC.

By
Name:
Title

Agreed and acknowledged as
of the date first above written:

Name: [NAME]

[SIGNATURE PAGE TO NONQUALIFIED STOCK OPTION AWARD AGREEMENT]

SCHEDULE A

1.1                               Capitalized Terms.  Capitalized terms used in this Schedule A without definition shall have the meaning ascribed to such terms in the Plan or the Award Agreement to which this Schedule A relates.

1.2                               Non-Compete Undertakings.

(a)                                 Except as provided below, the Participant, for so long as he/she is providing Services to the Company or any of its Subsidiaries, and for the Non-Competition Period, the Participant shall not, without the express written consent of the Company, directly or indirectly, engage in any activity with, or participate or invest in or assist (whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, independent contractor or consultant, or in any other capacity) any Company Competitor (as defined in the Stockholders Agreement).

(b)                                 The Participant agrees that for so long as he/she is employed by the Company or any of its Subsidiaries, and for the Non-Competition Period, the Participant shall not, directly or indirectly, (i) solicit for employment or employ any person who is employed by the Company, (ii) encourage any officer, employee, client, customer or supplier to terminate or alter his, her, or its relationship or employment with the Company or any of its Subsidiaries, or (iii) solicit for or on behalf of any Company Competitor any client, customer or supplier of the Company or any of its Subsidiaries, or divert to any Person any client or business opportunity of the Company or any of its Subsidiaries.

(c)                                  The term “Non-Competition Period” shall mean the period commencing on the last day of the Participant’s Service relationship with the Company or any of its Subsidiaries and ending on the first anniversary of the last day of such Participant’s Service relationship with the Company or any of its Subsidiaries.  In the event of any violation of the provisions of this Section 1.2 of this Schedule A, the Participant acknowledges and agrees that the Non-Competition Period shall be extended by a period of time equal to the period of such violation (it being the intention of the parties hereto that the running of the Non-Competition Period shall be tolled during any period of such violation).

(d)                                 In furtherance and not in limitation of the foregoing restrictions, during the Participant’s Service relationship with the Company or any of its Subsidiaries and for the Non-Competition Period, subject to the Participant’s duties to the Company or its Subsidiaries, the Participant shall not devote any time to consulting, lecturing or engaging in other self-employment or employment activities without the prior written consent of the Company.

1.3                               Business Opportunities.  The Participant, while he/she is providing Services to the Company and its Subsidiaries, agrees to offer or otherwise make known or available to the Company or any Subsidiary, as directed by the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he/she may discover, find, develop or otherwise have available to him/her in any field in which the Company or any of its Subsidiaries is engaged, and further agrees that any such prospects, contracts or other business opportunities shall be the property of the Company.

1.4                               Confidentiality.  The Participant acknowledges that he/she has and will necessarily become informed of, and have access to, certain valuable and confidential information of the Company, Sponsor and their respective Affiliates, including, without limitation, trade secrets, technical information, plans, lists of patients, data, records, fee schedules, computer programs, manuals, processes, methods, intangible rights, contracts, agreements, licenses, personnel information and the identity of customers (collectively, the “Confidential Information”), and that the Confidential Information, even though it maybe contributed, developed or acquired in whole or in part by the Participant is the Company’s exclusive property to be held by the Participant in trust and solely for the Company’s benefit.  Accordingly, except as required by law, the Participant shall not, at any time, either during or subsequent to his/her Service, as applicable, use, reveal, report, publish, copy, transcribe, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and its Subsidiaries and other responsible persons who are in a contractual or fiduciary relationship with the Company or one of its Subsidiaries and except for information which legally and legitimately is or becomes of general public knowledge from authorized sources other than the Participant.  Upon the termination of his/her employment, the Participant shall promptly deliver to the Company all property and possessions of the Company and its Subsidiaries, including all drawings, manuals, letters, notes, notebooks, reports, copies, deliverable Confidential Information and all other materials relating to the Company and any of its Subsidiaries’ business which are in the Participant’s possession or control.

1.5                               Enforcement.

(a)                                 If, at the time of enforcement of the provisions of this Schedule A, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the Participant and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent permissible under applicable law.  To the extent that any provision of this Schedule A or portion hereof shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Schedule A shall be unaffected and shall continue in full force and effect.

(b)                                 The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Schedule A would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security.

(c)                                  In signing the Award Agreement, the Participant gives the Company assurance that the Participant has carefully read and considered all of the terms and conditions of this Schedule A and the restraints imposed on the Participant’s conduct hereunder.  The Participant agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Participant from obtaining other suitable employment during the period in which the Participant is bound by the restraints.  The Participant acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that the Participant has sufficient assets and skills to provide a livelihood while such covenants remain in force.  The Participant further covenants that the Participant will not challenge the reasonableness or enforceability of any of the covenants set forth in this Schedule A.  It is also agreed that each of the Company’s Affiliates will have the right to enforce all of the Participant’s obligations to that Affiliate under this Schedule A.

(d)                                 The obligations contained in this Schedule A shall survive the termination of the Participant’s Service relationship with the Company and its Subsidiaries and shall be fully enforceable thereafter.

SCHEDULE B

GROUP EBITDA TARGETS

Group EBITDA for the Applicable Fiscal Year ($)

	2014	2015	2016	2017	2018
Target Amount
Floor Amount

(a)                                 Adjustments to Group EBITDA.

(i)                                                                                     To the extent that during any Fiscal Year, the Company or any of its Subsidiaries acquires any business (whether a division of a business, line of business, business unit or otherwise), the assets of any business or any product (an “Acquired Business”), (x) Target Amount and Floor Amount for such Fiscal Year shall be adjusted on a pro forma basis at the Board’s reasonable discretion, and (y) Target Amount and Floor Amount for each subsequent Fiscal Year shall be adjusted on a pro forma basis at the Board’s reasonable discretion.

(ii)                                                                                  To the extent that during any Fiscal Year, the Company or any of its Subsidiaries sells or otherwise disposes of any business (whether a division of a business, line of business, business unit or otherwise), the assets of any business or any product (a “Sold Business”), (x) Target Amount and Floor Amount for such Fiscal Year shall be adjusted on a pro forma basis at the Board’s reasonable discretion, and (y) Target Amount and Floor Amount for each subsequent Fiscal Year shall be adjusted on a pro forma basis at the Board’s reasonable discretion.

(iii)                                                                               All determinations of (A) estimated Group EBITDA of any Acquired Business for any period and (B) the amounts included in Target Amount or Floor Amount for any Fiscal Year (or portion thereof) with respect to any Sold Business, shall be made in good faith by the Board after good faith consultation with the Chief Executive Officer of the Company.  Any such determinations shall be final, conclusive and binding on the Grantee.

(iv)                                                                              Notwithstanding anything to the contrary, the Group EBITDA shall be adjusted to add back one-time expenses associated with the achievement of synergies related to the transactions contemplated by the Stock Purchase Agreement; provided that (x) the total amount of expense which is added back pursuant to this Section (a)(iv) shall not exceed $4.9 million in the aggregate over a multi-year period; and (y) to the extent that the integration-related capex exceeds $4.5 million in the aggregate over a multi-year period, the excess will be deducted from the Group EBITDA, in each case as determined by the Board in its good faith discretion; provided further, that the Board, in consultation with the Company’s Chief Executive Officer, shall have the right to modify the caps set forth in this Section (a)(iv) to the extent that additional synergy opportunities are identified.

(v)                                                                                 Group EBITDA shall be adjusted to add back factoring and interest hedging expenses to the extent that factoring and interest hedging expense is deducted in the calculation of EBITDA.

(b)                                 Determinations of the Board.  The Board reserves the right to make adjustments to any Floor Amount and any Target Amount as the Board determines in good faith are appropriate to take into account the effect of: (A) any material transactions or events during the relevant period, including significant changes to capital expenditure plans; and (B) any events during the relevant period outside of the ordinary course.  Any such adjustments shall be made by the Board after good faith consultation with the Chief Executive Officer of the Company and shall be final, conclusive and binding on the Grantee.

SCHEDULE C

A Return of Capital Target (the “Return of Capital Target”) shall have been achieved for any applicable period specified below if the Avista Investors have received Cumulative Cash Proceeds during such period that are equal to or greater than the Initial Investment multiplied by the applicable multiplier specified below:

Period During Which Return of Capital Occurs	Cumulative Cash Proceeds as a Multiple of Initial Investment

On or prior to 3rd Anniversary of the Closing Date

After 3rd and on or prior to 5th Anniversary of the Closing Date

After 5th Anniversary of the Closing Date